EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                     Contact:  Andrew Brown
October 13, 2004                                                    212-440-1548

                     Ramp Announces Chief Financial Officer

Senior Executive with Broad Financial and Operational Experience Bolsters Management Team

New York, NY - Ramp Corporation [AMEX: RCO] today announced that Ron Munkittrick was appointed Chief Financial Officer by its Board of Directors, effective October 12, 2004. Mr. Munkittrick has been working as a consultant with Ramp, since early June of this year, on various operational and financial initiatives. Ramp Corporation, through its wholly owned HealthRamp subsidiary, markets the CarePoint technology suite.

"Ron is a strong addition to our senior management team due to the combination of his operational and financial skills. Now is an exciting time at Ramp as we complete our financial restructuring and emerge from the developmental stages of our company. At this stage we are naturally presented with a number of challenges relating to financial management, controls and operational planning. Ron's experience in helping companies manage growth, acquire capital, control costs, and efficiently structure operations will be a tremendous value to Ramp. Even in Ron's brief time as a consultant, he has already contributed substantially to our daily efforts," stated Andrew Brown, Ramp CEO and President.

Ron Munkittrick has 20 years of experience in corporate financial management with companies such as Fingerhut Corporation, Hanover Direct, Genesis Direct, Site59.com and Decima Ventures. Most recently he was Chief Financial Officer of CapeSuccess LLC, a staffing and information technology consulting company. Ron Munkittrick has a B.A from Augsburg College in Minneapolis and a M.B.A. from the University of St. Thomas in St. Paul.

Ramp Corporation, through its wholly owned HealthRamp subsidiary, markets the CarePoint and CareGiver technology suites. CarePoint enables electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. CareGiver allows long term care facility staff to easily place orders for drugs, treatments and supplies from a wireless handheld PDA or desktop Internet web browser. HealthRamp's products enable communication of high value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Additional information about Ramp, and its products and services, can be found at www.Ramp.com.

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         Safe Harbor Statement: To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its Internet services and related software, the effectiveness, profitability and the marketability of those services, the ability of the Company to protect its proprietary information and to retain and expand its user base, the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.